Exhibit 4.14

CADENCE BANK
2025 LONG-TERM INCENTIVE PLAN

ARTICLE I
DEFINITIONS

1.1	Affiliate. A corporate parent, corporate subsidiary, limited liability company, partnership or other business entity that is directly or indirectly wholly owned or controlled by the Company.

1.2
Agreement. A written agreement (including any amendment or supplement thereto) between the Company or an Affiliate and a Participant specifying the terms and conditions of an Award granted to such Participant.

1.3	Award. A right that is granted under this Plan to a Participant by the Company, which may be in the form of Options, Performance Stock Units, Restricted Stock or Restricted Stock Units.

1.4	Board. The board of directors of the Company.

1.5	Change in Control. Change in Control has the meaning set forth in Section 8.3(d).

1.6	Code. The Internal Revenue Code of 1986, as amended.

1.7
Committee. A committee of the Board that is designated by the Board as the “Executive Compensation and Stock Incentive Committee” of the Board, or such committee that is otherwise designated to administer this Plan, and is composed of at least two individuals or such number that satisfies the minimum requirements of Rule 16b-3 of the Exchange Act, and the listing rules of any national securities exchange or over-the-counter national market upon which Stock is traded, whose members are not employees of the Company or an Affiliate.

1.8	Company. Cadence Bank and its successors.

1.9	Date of Exercise. The date that the Company accepts tender of the exercise price of an Option.

1.10	Exchange Act. The Securities Exchange Act of 1934, as amended.

1.11	Fair Market Value. On any given date, Fair Market Value shall be as described below:

(a)
If the Stock is traded on a national securities exchange or over-the-counter national market, Fair Market Value shall be determined by reference to the closing price of the Stock on such exchange or market with respect to the date for which Fair Market Value is being determined (unless the Committee determines in good faith the fair market value of the Stock to be otherwise). In the event the national securities exchange or over-the-counter national market is not open on the date for which Fair Market Value is determined, the value shall be determined according to the closing price on the business day immediately preceding the day for which it is to be determined.

(b)
If the Stock is not traded on a recognized exchange or national market, Fair Market Value shall be the value determined in good faith by the Committee in a manner that is consistent with the standards of section 409A of the Code, provided that such value may be determined in a manner that is consistent with the standards of section 422 of the Code with respect to the award of Incentive Options.

1.12
Incentive Option. An Option that is intended to qualify as an “incentive stock option” within the meaning of section 422 of the Code. An Incentive Option, or a portion thereof, shall not be invalid for failure to qualify under section 422 of the Code, but shall be treated as a Nonqualified Option.

1.13	Nonqualified Option. An Option that is not an Incentive Option.

1.14
Option. The right that is granted hereunder to a Participant to purchase from the Company a stated number of shares of Stock at the price set forth in an Agreement. As used herein, the term “Option” includes both Incentive Options and Nonqualified Options.

1.15
Participant. An  officer, employee,  non-employee director or other persons providing services to the Company or an Affiliate who either satisfies the requirements of Article IV and is selected by the Committee to receive an Award or receives an Award pursuant to a grant specified in this Plan.

1.16	Performance Period. The period designated by the Committee during which a Participant must satisfy conditions or performance objectives stated in an Award.

1.17
Performance Stock Units. An Award described in Section 6.7 that is denominated as a number of shares of Stock that are issued to a Participant upon the achievement of performance goals within the Performance Period specified in the Award.

1.18	Plan. The Cadence Bank 2025 Long-Term Incentive Plan.

1.19
Prior Plans. The Cadence Bank Long-Term Equity Incentive Plan, the 2021 Long-Term Equity Incentive Plan, Cadence Bank Equity Incentive Plan for Non-employee Directors, and the Amended and Restated 2015 Omnibus Incentive Plan, collectively.

1.20
Restricted Stock. An Award described in Section 6.5 that grants Stock that is subject to restrictions on transfer and/or a risk of forfeiture during a Performance Period, as described in Section 6.5. Shares of Stock that are subject to any such restrictions or risks of forfeiture shall cease to be Restricted Stock at the time that such restrictions and risks of forfeiture lapse in accordance with the terms of the Agreement or this Plan.

1.21
Restricted Stock Unit. An Award described in Section 6.6 that entitles a Participant to receive shares of Stock, cash or a combination of Stock and cash, as determined by the Committee. A Restricted Stock Unit represents an unfunded promise by the Company and is not a transfer of property within the meaning of section 83 of the Code.

1.22	Stock. The common stock of the Company, $2.50 par value per share.

1.23
Ten Percent Shareholder. An individual who owns more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate at the time he is granted an Incentive Option. For the purpose of determining if an individual is a Ten Percent Shareholder, he shall be deemed to own any voting stock owned (directly or indirectly) by or for his brothers and sisters (whether by whole or half-blood), spouse, ancestors or lineal descendants and shall be considered to own proportionately any voting stock owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which such individual is a shareholder, partner or beneficiary.

1.24	Termination Event. Termination Event has the meaning set forth in Section 8.3(e).

ARTICLE II
PURPOSE OF PLAN

The purpose of this Plan is to provide a performance incentive to, and to encourage stock ownership by, officers, directors, employees and other persons providing services to the Company and its Affiliates, and to align the interests of such individuals with those of the Company, its Affiliates and its shareholders. It is intended that Participants may acquire or increase their proprietary interests in the Company and be encouraged to remain in the employ of or providing services to the Company or of its Affiliates. The proceeds received by the Company from the sale of Stock pursuant to this Plan may be used for general corporate purposes. The Plan is effective as of December 30, 2024, or the day approved by the shareholders if different (the “Effective Date”).

ARTICLE III
ADMINISTRATION

3.1
Administration of Plan. This Plan shall be administered by the Committee. The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made or action taken by the Committee to administer this Plan shall be final and conclusive. No member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement or Award. The Company shall bear all expenses of Plan administration. In addition to all other authority vested with the Committee under this Plan, the Committee shall have complete authority to:

(a)          Interpret all provisions of this Plan;

(b)          Prescribe the form of any Agreement and notice and manner for executing or giving the same;

(c)          Make amendments to all Agreements;

(d)          Adopt, amend and rescind rules for Plan administration; and

(e)          Make all determinations it deems advisable for the administration of this Plan.

3.2
Authority to Grant Awards. The Committee shall have the authority to grant Awards upon such terms as the Committee deems appropriate and that are not inconsistent with the provisions of this Plan. Such terms may include conditions on the exercise of all or any part of an Award. In addition, the Committee or a subcommittee thereof may grant Awards that are subject to the terms specified in the Cadence Executive Performance Incentive Plan. The Committee may grant limited authority to the Chief Executive Officer to make grants to newly-hired employees and to employees not deemed to be an officer under Section 16 of the Exchange Act.

3.3
Persons Subject to Section 16. Notwithstanding anything in this Plan to the contrary, the Committee, in its absolute discretion, may bifurcate this Plan so as to restrict, limit or condition the use of any provision of this Plan to participants who are officers subject to section 16 of the Exchange Act, without so restricting, limiting or conditioning this Plan with respect to other Participants.

3.4
Employee Status. The Committee shall determine the extent to which a leave of absence for military or government service, illness, temporary disability or other reasons shall be treated as a termination or interruption of employment, and the treatment of services provided by a service provider under any other arrangement, for purposes of determining questions of vesting, forfeiture and rights to exercise of an Award; provided, however, that if the period treated as employment following a termination of employment with respect to an Incentive Option exceeds three months, such Option shall be deemed a Nonqualified Option.

3.5
Limitation on Option Repricing. The Committee’s authority hereunder to amend Agreements or otherwise modify an Award is limited in accordance with the Listing Company Manual of the New York Stock Exchange. Pursuant to Rule 303A.08 thereof, any modification or amendment of an Option that would be treated as a “repricing” shall be effective only upon the approval of the Company’s shareholders. The term “repricing” for this purpose means any of the following or any other action that has the same effect:

(a)	Lowering the exercise price of an Option after it is granted;

(b)	Any other action that is treated as a repricing under generally accepted accounting principles; or

(c)
Cancelling an Option at a time when its exercise price exceeds the Fair Market Value of the Stock subject to the Option, in exchange (i) another Option, Restricted Stock or any other Award that is based on Stock or any other equity of the Company or (ii) a cash payment that is greater than the intrinsic value (if any) of the cancelled Option, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction.

ARTICLE IV
ELIGIBILITY

4.1
Participation. The Committee may from time to time designate officers, directors, employees and other persons providing services to the Company and its Affiliates to whom Awards are to be granted and who are eligible to become Participants. Such designation shall specify the number of shares of Stock, Restricted Stock Units or Performance Stock Units, if any, subject to each Award. All Awards granted under this Plan shall be evidenced by Agreements which shall be subject to applicable provisions of this Plan or such other provisions as the Committee may adopt that are not inconsistent with this Plan, including the provisions of the Cadence Executive Performance Incentive Plan.

4.2
Grant of Awards. An Award shall be deemed to be granted to a Participant at the time that the Committee designates in a writing that is adopted by the Committee as the grant of an Award, and that makes reference to the Participant and the number and type of shares or units that are subject to the Award. Accordingly, an Award may be deemed to be granted prior to the time that an Agreement is executed by the Participant and the Company. In addition thereto, and not by way of limitation, the Committee or a subcommittee thereof may grant Awards to certain Participants that are subject to the terms specified in the Cadence Executive Performance Incentive Plan.

4.3
Limitation on Incentive Options. A person who is not an employee of the Company or an Affiliate is not eligible to receive an Incentive Option. To the extent that the aggregate Fair Market Value of Stock with respect to which an Incentive Option is exercisable for the first time by an eligible Participant during any calendar year (under all stock incentive plans of the Company and its Affiliates) exceeds $100,000 (or the amount specified in section 422 of the Code), determined as of the date the Incentive Option is granted, the excess portion of such Option shall be treated as a Nonqualified Option. This provision shall be applied by taking Incentive Options into account in the order in which they were granted.

ARTICLE V
STOCK SUBJECT TO PLAN

5.1
Source of Shares. Upon the satisfaction of conditions specified in an Award, the Company shall deliver to Participants authorized but previously unissued Stock or Stock that is held by the Company as treasury stock.

5.2
Maximum Number of Shares. Subject to the adjustments described in Article VIII, the maximum aggregate number of shares of Stock that may be issued pursuant to the grant or exercise of Awards is 4,500,000, all of which maybe issued in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan, plus any shares of Stock underlying awards outstanding under the Prior Plans that, on or after the Effective Date, expire or are canceled, forfeited, or terminated without issuance to the holder thereof of the full number of shares of Stock to which the award related and thereupon become available for grant under the Plan pursuant to Section 5.3. From and after the Effective Date, no further awards shall be granted under the Prior Plans, and the Prior Plans shall remain in effect only so long as awards granted thereunder shall remain outstanding.

5.3
Limited Reuse of Stock. Shares of Stock under an Award will only be available for reissuance under a new Award in the following circumstances: (i) the expiration or termination of an Option with respect to the shares not acquired by exercise; (ii) the forfeiture of any portion of a Restricted Stock Award with respect to the shares that are forfeited; and (iii) those shares of Stock covered by a Performance Stock Unit or Restricted Stock Unit Award that are not earned or are forfeited under the terms of the Award. For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled, expired, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) under the Plan shall be added back to the shares of Stock available for issuance under the Plan. Shares of Stock that are tendered or withheld as payment of the exercise price of an Option or to satisfy tax withholding obligations under an Award, or returned to the Company for any reason other than as described in clauses (i) through (iii), or repurchased under a Stock repurchase program of the Company using Option exercise proceeds shall not be treated as available for reissuance hereunder.

5.4
Limitation of Compensation for Non-Employee Directors. With respect to any one calendar year, the aggregate compensation that may be granted to any Non-Employee Director, including all meeting fees, cash retainers, and retainers granted in the form of Awards shall not exceed $650,000 or $700,000 in the case of a non-employee Chairman of the Board or Lead Director. For purposes of such limit, the value of Awards will be determined based on the aggregate grant date fair value of all awards issued to the director in such year, computed in accordance with applicable financial accounting rules.

ARTICLE VI
TERMS OF AWARDS

6.1
Exercise Price. The exercise price of an Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date the Option is granted. In the case of a Ten Percent Shareholder, however, the exercise price of an Incentive Option shall not be less than 110% of the Fair Market Value of a share of Stock on the date the Incentive Option is granted.

6.2
Right to Exercise and Vesting. An Award shall be exercisable or vested on any date established by exercisable and Stock under any Award shall not be transferable until the vesting and/or performance conditions established by the Committee under the Award have been satisfied. A Participant must exercise an Incentive Option while the Participant is an employee of the Company or an Affiliate or within the periods that may be specified in the Agreement after termination of employment, death, disability or a “change in control” (as defined in any change in control agreement to which the Company and any such Participant are parties).

6.3
Maximum Exercise Period. The maximum period in which an Award may be exercised shall be determined by the Committee on the date of grant, except that no Option shall be exercisable after the expiration of 10 years (five years in the case of Incentive Options granted to a Ten Percent Shareholder). Options shall terminate on the date the Participant’s employment with the Company terminates, except as otherwise provided in the Agreement with respect to termination of employment, death, disability or a change in control.

6.4
Transferability. Generally, any Award granted under this Plan shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. However, the Committee may provide for the transfer of certain Awards (other than Incentive Options) to a “family member” of the Participant, as defined in the General Instructions to Securities and Exchange Commission Form S-8. Further, no right or interest of a Participant in any Award shall be liable for, or subject to, any lien, obligation or liability of such Participant.

6.5
Restricted Stock. Each Award of Restricted Stock to a Participant shall specify the risks of forfeiture and/or restrictions on transfer during a Performance Period. The Committee may grant Restricted Stock to a Participant as a part of any arrangement established by the Committee and specified in an Agreement, and may include the obligation by the Participant to pay a purchase price specified by the Committee. A Participant who receives Restricted Stock shall be treated as a shareholder of the Company, subject to the restrictions in Section 7.4.

6.6
Restricted Stock Units. Each Restricted Stock Unit Award shall specify the number of shares of Stock, the formula for determining the number of shares of Stock, and/or the amount of cash that a Participant may receive upon the satisfaction of conditions specified in the Award during the Performance Period, which may include the obligation of the Participant to pay a purchase price specified by the Committee. A Participant who receives Restricted Stock Units shall not be treated as a shareholder of the Company until such vesting and any holding period conditions specified in the Award have been satisfied for the transfer of Stock to the Participant.

6.7
Performance Stock Units. Each Performance Stock Unit Award shall specify the number of shares of Stock, or the formula for determining the number of shares of Stock, that a Participant may receive upon the satisfaction of conditions specified in the Award during the Performance Period, which may include the obligation of the Participant to pay a purchase price specified by the Committee. A Participant who receives Performance Stock Units shall not be treated as a shareholder of the Company until the vesting conditions and any holding period specified in the Award have been satisfied for the issuance of Stock to the Participant. The Committee may use negative discretion and adjust the number of shares of Stock that a Participant may receive downward, using any subjective or objective measures as it shall determine. The application of any such reduction, and the methodology used to determine any such reduction, is in the sole discretion of the Committee.

6.8
Dividend Equivalent Payments. The Committee may with respect to Restricted Stock Units or Performance Stock Units provide for a cash payment that is equivalent to dividends that have been paid on Stock during the Performance Period and any subsequent holding period specified in the Award. However, such dividend equivalent payments will be accrued and paid only at such time that all vesting conditions have been satisfied and shares of Stock have been issued to the Participant under the terms of the Award.

6.9
Minimum Vesting Requirement. Notwithstanding any other provision of the Plan to the contrary, no portion of any stock-based Award granted under the Plan shall vest earlier than the first anniversary of the date the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) substitute Awards granted pursuant to Section 8.2, (ii) shares of Stock delivered in lieu of fully-vested cash Awards, (iii) Awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 5.2 (subject to adjustment under Article VIII); and, provided, further, that the foregoing restriction does not apply to accelerated exercisability or vesting of any Award in cases of death, disability or a Change in Control.

6.10
Clawback. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) applicable law.

ARTICLE VII
AWARD EXERCISE AND STOCK TRANSFERS

7.1
Exercise. An Option granted hereunder shall be deemed to have been exercised on the Date of Exercise. Subject to the provisions of Articles VI and IX, an Option may be exercised in whole or in part at such times and in compliance with the terms of the Option Award Agreement and any such requirements as the Committee shall determine.

7.2
Payment. Unless otherwise provided by the Agreement, payment of an exercise or purchase price under an Award shall be made in cash, and/or other consideration acceptable to the Committee, or a combination thereof. Payment of the exercise price must include payment of withholding taxes as described in Section 7.3 in cash or under an arrangement that is acceptable to the Committee.

7.3
Withholding Tax Requirements. Upon exercise of a Nonqualified Option, the lapse of restrictions on Restricted Stock, the issuance of Stock pursuant to an Award of Restricted Stock Units or Performance Stock Units, or any other event that results in liability for income tax by a Participant who received an Award as an employee of the Company or an Affiliate, the Participant shall, upon notification of the amount due and prior to or concurrently with the delivery of the shares, pay to the Company amounts necessary to satisfy applicable federal, state and local withholding tax requirements or shall otherwise make arrangements satisfactory to the Company for such requirements. Such withholding requirements shall not apply to the exercise of an Incentive Option, or to a disqualifying disposition of Stock that is acquired with an Incentive Option, unless the Committee gives the Participant notice that withholding described in this Section is required. The Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy, all or any portion of the minimum income, employment and/or other applicable taxes that are statutorily required to be withheld with respect to an Award by the delivery of shares of Stock (which are not subject to any pledge or other security interest) having an aggregate fair market value equal to the amount required to be withheld in accordance with applicable tax requirements (up to the maximum individual statutory rate in the applicable jurisdiction as may be permitted under thencurrent accounting principles to qualify for equity classification), in accordance with such procedures as the Committee establishes. All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

7.4
Shareholder Rights and Dividends. A Participant shall not have any rights as a shareholder prior to (i) the Date of Exercise of an Option, the satisfaction of the conditions for vesting of Restricted Stock Units or Performance Stock Units, and (ii) compliance with the obligations and conditions of Article IX. While shares of Stock are subject to such restrictions, the Company may issue the shares in book entry form only and delay the delivery of the shares until all restrictions specified in an Award have lapsed and the Stock is no longer subject to a substantial risk of forfeiture. Participants shall be entitled to exercise voting rights with respect to shares of Stock issued under an Award to the extent that a Participant is deemed to be a shareholder. However, no dividends or amounts equivalent to dividends shall be paid to a Participant on any Award that is unvested, provided any dividends that would be payable on Stock issued under an Award shall be retained by the Company and paid upon the vesting of the Award.

7.5
Issuance and Delivery of Shares. Subject to the conditions of Article IX, shares of Stock to be issued pursuant to an Award shall be delivered to Participants by the Company (or its transfer agent) as soon as administratively feasible after (i) a Participant receives an Award of Restricted Stock, (ii) a Participant exercises an Option, or (iii) the end of the Performance Period during which the Participant satisfies the requirements specified in a Restricted Stock Unit Award or Performance Stock Unit Award, as well as any subsequent holding period specified in the Award; provided, however, that the Company may condition the delivery of shares on the Participant’s execution of any applicable shareholder agreement or agreement described in Section 9.2 that the Company requires at the time of exercise; and provided further that the Company may delay the delivery of Stock until all restrictions specified in an Award have lapsed.

ARTICLE VIII
ADJUSTMENT UPON CORPORATE CHANGES

8.1
Adjustments to Shares. In the event of any corporate event or transaction, such as a reclassification, recapitalization, merger, consolidation, reorganization, or stock split, reverse stock split, spin-off, split-up, combination or exchange of shares of Stock, or other like change in corporate structure, partial or complete liquidation of the Company or extraordinary dividend distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee shall substitute or adjust, as applicable, the number, class and kind of securities which may be delivered under Article V, the number, class and kind, and/or exercise price of securities subject to outstanding Awards; and other value determinations applicable to outstanding Awards, in order to prevent dilution or enlargement of Participants’ rights under this Plan; provided, however, that the number of shares of Stock subject to any Award shall be calculated as a whole number. The Committee shall also make appropriate adjustments and modifications in the terms of any outstanding Awards to reflect or related to any such events, adjustments, substitutions or changes. Any adjustment, substitution or change pursuant to this Section 8.1 made with respect to an Award shall be done in a manner that results in a transaction to which section 424 of the Code applies. The Committee shall not make any adjustment pursuant to this Section 8.1 that would cause an Award that is otherwise exempt from section 409A of the Code to become subject to section 409A, or that would cause an Award that is subject to section 409A to fail to satisfy the requirements of section 409A. All determinations of the Committee as to adjustments or changes, if any, under this Section 8.1 shall be conclusive and binding on the Participants.

8.2
Substitution of Awards on Merger or Acquisition. The Committee may grant Awards in substitution for stock awards, stock options, stock appreciation rights or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with a transaction to which section 424(a) of the Code applies. The terms of such substituted Awards shall be determined by the Committee in its sole discretion, subject only to the limitations of Article V.

8.3	Effect of Certain Transactions.

(a)
Upon the occurrence of both a “Change in Control,” as defined in Section 8.3(d), in which outstanding Awards are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board and a “Termination Event” as described in Section 8.3(e), then, whether or not the vesting requirements set forth in any Agreement have been satisfied, all Awards that were outstanding at the time of the Change in Control shall become fully vested and, as appropriate, exercisable as of the date of the Termination Event. The calculation of the results of the performance criteria shall be determined according to the greater of (1) the target level of performance for each underlying goal or (2) the actual level of achievement of performance goals for the fiscal quarter completed immediately prior to or coincident with the Termination Event.

(b)
Upon the occurrence of a Change in Control in which outstanding Awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board, then, whether or not the vesting requirements set forth in any Agreement have been satisfied, all Awards that were outstanding at the time of the Change in Control shall become vested as set forth in this paragraph and, as appropriate, exercisable, as of the Change in Control. The calculation of the results of the performance criteria shall be determined according to the greater of (1) the target level of performance for each underlying goal or (2) the actual level of achievement of performance goals for the fiscal quarter completed immediately prior to or coincident with the Change in Control.

(c)	A Participant’s Agreement may include Change in Control vesting conditions that are more restrictive than those included in this Section 8.3.

(d)	A Change in Control will be deemed to have occurred for purposes hereof, upon any of the following:

(1)
the merger, acquisition or consolidation of the Company with any corporation pursuant to which the other corporation immediately after such merger, acquisition or consolidation owns more than 65%  of the voting securities (defined as any securities which vote generally in the election of its directors) of the Company outstanding immediately prior thereto or more than 65% of the Company’s total fair market value immediately prior thereto;

(2)
the date that any person, or persons acting as a group, as described in Treas. Reg. §1.409A-3(i)(5) (a “Person”), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation controlling the Company or owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the beneficial owner (as determined under Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 30% of the total voting power represented by the Company’s thenoutstanding voting securities (as defined above);

(3)
the date that a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(4)
the date that any Person acquires (or has acquired within the 12-month period ending on such date) assets from the Company that have a gross fair market value equal to 40% or more of the fair market value of the Company’s total assets; provided, however, that any of the following acquisitions will be excluded from such calculations:

(i)	an acquisition by a shareholder of the Company (immediately before the acquisition) in exchange for or with respect to its stock;

(ii)	an acquisition by an entity 50% or more of the total value or voting power of which is owned directly or indirectly by the Company;

(iii)	an acquisition by a Person that owns directly or indirectly 50% or more of the total value or voting power of the outstanding stock of the Company; or

(iv)	an acquisition by an entity 50% or more of the total value or voting power of which is owned directly or indirectly by a Person described in paragraph (iii) above.

(e)
A “Termination Event” is the termination of a Participant’s employment with the Company that is in connection with a Change in Control, but is not a termination for “Cause.” Termination of employment within 30 days prior to or 24 months following a Change in Control shall be deemed to be in connection with the Change in Control. A termination for Cause means a termination of employment following written notice within 90 days of the date that the Cause event has occurred or is initiated and was not materially cured by the Participant within 30 days after receiving such notice for any of the following events: (i) an act of misconduct or dishonesty that is materially injurious to the Company or an Affiliate; (ii) an act of fraud, embezzlement, theft, or any other crime of moral turpitude (without necessity of formal criminal proceedings being initiated); (iii) willful violation of a material Company policy or procedure; (iv) suspension and/or temporary prohibition from participating in the affairs of the Company or an Affiliate by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §§1818(e)(3) and (g)(1)) or other law or regulation; or (v) a material breach of the terms of a restrictive covenant agreement with the Company or an Affiliate.

(f)
Notwithstanding the foregoing, a portion of the acceleration of vesting described in this Section shall not occur with respect to an Award to the extent such acceleration of vesting would cause the Participant or holder of such Award to realize less income, net of taxes, after deducting the amount of excise taxes that would be imposed pursuant to section 4999 of the Code, than if accelerated vesting of that portion of the Award did not occur.

8.4
No Adjustment Upon Certain Transactions. The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards.

8.5
Fractional Shares. Only whole shares of Stock may be acquired through the exercise of an Award, which may be rounded after determination of vesting and performance. Any amounts tendered in the exercise of an Award remaining after the maximum number of whole shares have been purchased will be returned to the Participant in the form of cash.

ARTICLE IX
COMPLIANCE WITH LAW AND REGULATORY APPROVAL

9.1
General. No Award shall be exercisable, no Stock shall be issued, no certificates for shares of Stock shall be delivered or book entries made, and no payment shall be made under this Plan except in compliance with all federal or state laws and regulations (including, without limitation, withholding tax requirements), federal and state securities laws and regulations and the rules of all national securities exchanges or national markets on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any certificate issued to evidence shares of Stock for which an Award is exercised may bear such legends and statements as the Committee upon advice of counsel may deem advisable to assure compliance with federal or state laws and regulations.

9.2
Representations by Participants. As a condition to the exercise of an Award, the Company may require a Participant to represent and warrant at the time of any such exercise that Stock is being purchased only for investment and without any present intention to sell or distribute such shares of Stock, if, in the opinion of counsel for the Company, such representation is required by any relevant provision of the laws referred to in Section 9.1. At the option of the Company, a stop transfer order against any shares of Stock may be placed on the official stock books and records of the Company, and a legend indicating that the Stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) and stating that such transfer is not in violation of any applicable law or regulation may be stamped on the stock certificate in order to assure exemption from registration. The Committee may also require such other action or agreement by the Participants as may from time to time be necessary to comply with federal or state securities laws. This provision shall not obligate the Company or any Affiliate to undertake registration of Stock or Awards issued hereunder.

ARTICLE X GENERAL
PROVISIONS

10.1
Effect on Employment. Neither the amendment and restatement of this Plan, nor its operation, nor any documents describing or referring to this Plan (or any part thereof), including any Agreement, shall confer upon any employee any right to continue in the employ of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment of any employee at any time with or without assigning a reason therefor.

10.2
Unfunded Plan. This Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon contractual obligations that may be created hereunder. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

10.3
Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The masculine gender when used herein refers to both masculine and feminine. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

10.4	Governing Law. The internal laws of the State of Mississippi shall apply to all matters arising under this Plan, to the extent that federal law does not otherwise apply or preempt Mississippi law.

10.5
Compliance With Section 16 of the Exchange Act. With respect to persons subject to liability under section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 (or successor provisions) under the Exchange Act. To the extent any provision of this Plan or action by Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

10.6
Amendment or Termination. The Board may amend or terminate this Plan at any time; provided, however, an amendment that would have a material adverse effect on the rights of a Participant under an outstanding Award is not valid with respect to such Award without the Participant’s consent, except as necessary for Awards to satisfy the conditions imposed under the Code; and provided, further, that the shareholders of the Company must approve:

(a)
12 months before or after the date of adoption, any amendment that increases the aggregate number of shares of Stock that may be issued under Incentive Options or changes the employees (or class of employees) eligible to receive Incentive Options;

(b)
before the effective date thereof, any amendment that increases the number of shares in the aggregate which may be issued pursuant to Awards granted under this Plan or the maximum number of shares with respect to which any individual may receive options in any calendar year, or increases the period during which Awards may be granted or exercised; and

(c)	any amendment that is subject to approval of shareholders under the rules of the New York Stock Exchange, or such other national securities exchange or national market on which Stock becomes traded.

10.7
Duration of Plan. This Plan shall continue until it is terminated by the Board pursuant to Section 10.6. However, awards of Incentive Options under this Plan may be granted with respect to shares of Stock that are reserved under Section 5.2 and approved by shareholders for a period of ten years following the adoption of this Plan by the Company that was approved by shareholders at a special meeting in December 2024. Incentive Options granted prior thereto shall remain valid in accordance with their terms.

CADENCE BANK

/s/ James D. Rollins III
James D. Rollins III
Chairman and Chief Executive Officer